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                                                                    EXHIBIT 11.1

                             U.S. OFFICE PRODUCTS COMPANY
               STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Primary earnings per share:


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


                                                Three Months Ended                  Six Months Ended
                                                ------------------                  ----------------
                                            October 26,     October 31,         October 26,     October 31,
                                               1996            1995                1996            1995
                                               ----            ----                ----            ----
Income before extraordinary item             $  13,059       $   6,578           $  23,280       $   8,215
Extraordinary item - loss on early
 termination of credit facility                    612                                 612
                                             ---------       ---------           ---------       ---------
Net income                                   $  12,447       $   6,578           $  22,668       $   8,215
                                             ---------       ---------           ---------       ---------
                                             ---------       ---------           ---------       ---------


Weighted average shares outstanding             44,188          30,593              42,513          27,964
Common stock equivalents from stock options      1,053             275               1,109             202
                                             ---------       ---------           ---------       ---------
Total weighted average shares outstanding       45,241          30,868              43,622          28,166
                                             ---------       ---------           ---------       ---------
                                             ---------       ---------           ---------       ---------


Earnings per share:
 Income before extraordinary item            $     .29       $     .21           $     .53       $     .29
 Extraordinary item                                .01                                 .01
                                             ---------       ---------           ---------       ---------
   Net income                                $     .28       $     .21           $     .52       $     .29
                                             ---------       ---------           ---------       ---------
                                             ---------       ---------           ---------       ---------


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